Exhibit 77e-Litigation

1. The Official Committee of Unsecured Creditors of Tribune Company (the "Committee") initiated litigation against Tweedy, Browne Value Fund (the "Value Fund") and thousands of other former public shareholders of Tribune Company, seeking to avoid and recover payments made to Tribune Company shareholders in connection with the 2007 leveraged buyout of Tribune Company. Value Fund tendered its shares in a tender offer from Tribune Company and received proceeds of approximately $3.4 million. The Committee, which was replaced during 2012 as plaintiff in this action by a litigation trustee (the "Litigation Trustee"), alleges that the shareholder payments were made in violation of various laws prohibiting actual fraudulent transfers (the "AFT Litigation"). A fifth amended complaint filed on August 1, 2013 by the Litigation Trustee alleges no misconduct by Value Fund or any member of the putative defendant class of public shareholders. A scheduling order was entered by the District Court on April 25, 2014 related to a motion to dismiss the entire case contemplated by certain primary defendants.
Briefing in connection with this potentially case dispositive motion was completed on July 3, 2014. On January 6, 2017, the District Court issued a decision dismissing the Litigation Trustee's actual fraudulent conveyance claims related to the shareholder transfers. On February 1, 2017, the Litigation Trustee's counsel wrote to the Court requesting leave to file a motion for certification of the Court's January 6 opinion pursuant to Rule 54(b) of the Federal Rules of Civil Procedure. On February 6, 2017, certain defendants filed a response to the Litigation Trustee's request for certification. On February 23, 2017, the District Court issued an order wherein it stated that an interlocutory appeal is appropriate; however, it will not grant certification until the remaining motions to dismiss are resolved. The timetable for a decision on the remaining motions to dismiss is unknown. No contingency has been recorded on the books of Value Fund.

Name of court in which proceedings were instituted: United States Bankruptcy Court for the District of Delaware. This proceeding was transferred by order of the United States Judicial Panel on Multidistrict Litigation to the United States District Court for the Southern District of New York on April 5, 2012 and remains pending. A scheduling order was entered by the Court on April 25, 2014 related to a motion to dismiss the entire case contemplated by certain primary defendants. Briefing in connection with this potentially case dispositive motion was completed on July 3, 2014. The timetable for a decision is unknown.

Date instituted: November 1, 2010.

Principal parties: Marc S. Kirschner, as Litigation Trustee for the Tribune Litigation Trust vs. FitzSimons et. al., S.D.N.Y.
Civil Case Number - 1:12-cv-02652 (RJS).

2. In addition to the AFT Litigation, a second proceeding, commenced by certain holders of notes issued by Tribune Company, asserts litigation claims against Value Fund and other public shareholders of Tribune Company, seeking to recover payments made to Tribune Company shareholders in connection with the 2007 leveraged buyout of Tribune Company. The plaintiffs in this second action allege that the shareholder payments were made in violation of various laws prohibiting constructive fraudulent transfers. The complaint alleges no misconduct by Value Fund or any member of the putative defendant class. The outcome of the proceedings (the "Niese Litigation") cannot be predicted at this time and no contingency has been recorded on the books of Value Fund. On September 23, 2013, Judge Richard Sullivan issued a Memorandum and Order granting defendants' Omnibus Phase One Motion to Dismiss the state law fraudulent conveyance claims in the Niese Litigation on grounds that the automatic stay under
Section 362(a)(1) of the Bankruptcy Code precludes fraudulent conveyance actions by individual creditors (like the plaintiffs in the Niese Litigation) as long as the Litigation Trustee in the AFT Litigation continues to assert his avoidance powers. During October 2013, Judge Sullivan's decision was appealed by both plaintiffs and defendants to the U.S. Court of Appeals for the Second Circuit. On November 5, 2014, after briefing was completed, the Second Circuit Court of Appeals heard oral arguments. On March 29, 2016 the Second Circuit issued its revised opinion affirming the District Court's dismissal of the complaint on preemption rather than standing grounds. The Second Circuit held that the noteholders have statutory standing because the bankruptcy court granted the noteholders relief from the automatic stay on three occasions. However, the Second Circuit found that the noteholders' state law constructive fraudulent conveyance claims are preempted by the safe harbor in
Section 546(e) of the Bankruptcy Code. On April 12, 2016, the plaintiffs filed a petition for rehearing with the Second Circuit and on July 22, 2016, the Second Circuit issued an order denying plaintiffs' petition for rehearing. On September 9, 2016, the noteholders filed a petition for writ of certiorari in the United States Supreme Court concerning, among other things, the question of whether the Second Circuit properly applied the safe harbor in Section 546(e) of the Bankruptcy Code to the noteholders' claims. Responses to the petition for writ of certiorari were filed on November 4, 2016. The timetable for a decision is unknown. No contingency has been recorded on the books of Value Fund.

Name of court in which proceedings were instituted: United
States District Court for the Southern District of New York.

Date instituted: July 1, 2011

Principal parties: William A. Niese, et al. v. Alliance
Bernstein, L.P. et al., S.D.N.Y. Civil Case Number - 1:11-cv-
04538.

3. A third proceeding, commenced by certain holders of notes issued by Tribune Company, initiated litigation against Value Fund and other public shareholders of Tribune Company, seeking to recover payments made to Tribune Company shareholders in connection with the 2007 leveraged buyout of Tribune Company. The plaintiffs allege that the shareholder payments were made in violation of various laws prohibiting constructive fraudulent transfers. The complaint alleges no misconduct by Value Fund or any member of the putative defendant class. The outcome of the proceedings (the "Deutsche Bank Litigation") cannot be predicted at this time and no contingency has been recorded on the books of Value Fund. On September 23, 2013, Judge Richard Sullivan issued a Memorandum and Order granting defendants' Omnibus Phase One Motion to Dismiss the state law fraudulent conveyance claims in the Deutsche Bank Litigation on grounds that the automatic stay under Section 362(a)(1) of the Bankruptcy Code precludes fraudulent conveyance actions by individual creditors (like the plaintiffs in the Deutsche Bank Litigation) as long as the Litigation Trustee in the AFT Litigation continues to assert his avoidance powers. During October 2013, Judge Sullivan's decision was appealed by both plaintiffs and defendants to the U.S. Court of Appeals for the Second Circuit. On November 5, 2014, after briefing was completed, the Second Circuit Court of Appeals heard oral arguments. On March 29, 2016 the Second Circuit issued its revised opinion affirming the District Court's dismissal of the complaint on preemption rather than standing grounds. The Second Circuit held that the noteholders have statutory standing because the bankruptcy court granted the noteholders relief from the automatic stay on three occasions. However, the Second Circuit found that the noteholders' state law constructive fraudulent conveyance claims are preempted by the safe harbor in Section 546(e) of the Bankruptcy Code. On April 12, 2016, the plaintiffs filed a petition for rehearing with the Second Circuit and on July 22, 2016, the Second Circuit issued an order denying plaintiffs' petition for rehearing. On September 9, 2016, the noteholders filed a petition for writ of certiorari in the United States Supreme Court concerning, among other things, the question of whether the Second Circuit properly applied the safe harbor in Section 546(e) of the Bankruptcy Code to the noteholders' claims. Responses to the petition for writ of certiorari were filed on November 4, 2016. The timetable for a decision is unknown. No contingency has been recorded on the books of Value Fund.

Name of court in which proceedings were instituted: United
States District Court for the Southern District of New York.

Date instituted: July 1, 2011

Principal parties: Deutsche Bank Trust Company Americas, et al.
v. Abu Dhabi Investment Authority, et al., S.D.N.Y. Civil Case
Number - 1:11-cv-04522.
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